Exhibit 99.2

GREEN RAIN ENERGY HOLDINGS, INC.

8549 Wilshire Blvd., Beverly Hills, CA 90211

Tel: (310) 228-8897 | Email: president@greenrainenergy.com

RESCISSION LETTER

Date: September 30, 2025

TO:
Mr. Mark Newbauer
Arowana Media Holdings, Inc.
[Address on record]

FROM:
Green Rain Energy Holdings, Inc. (“GREH”)

RE: Rescission of Purchase and Sale Agreement – M Love Vintage Holdings, Inc.

Dear Mr. Newbauer,

This letter memorializes the mutual agreement between Green Rain Energy Holdings, Inc. (“GREH”) and Arowana Media Holdings, Inc. (“Arowana”) to rescind the previously executed Purchase and Sale Agreement (the “Agreement”), under which GREH sold all issued and outstanding shares of M Love Vintage Holdings, Inc. (“MLV”) to Arowana in exchange for a control block representing approximately 65.7% of Arowana’s outstanding shares to be issued to Green Rain Solar, Inc., a GREH subsidiary.

Pursuant to the mutual rescission, effective September 30, 2025, the parties hereby agree as follows:

1. Rescission of Agreement – The Agreement and all related documents, rights, and obligations arising therefrom are hereby rescinded, canceled, and rendered null and void as of the effective date.

2. Restoration of Ownership – All rights, title, and interest in M Love Vintage Holdings, Inc. shall remain with GREH, and ownership of Arowana Media Holdings, Inc. shall revert to its prior owner, Mr. Mark Newbauer.

3. Cancellation of Convertible Note – GREH has canceled its outstanding convertible note with Mr. Newbauer, thereby extinguishing any and all related liabilities, claims, or contingent rights associated with that instrument.

4. Non-Issuance of Shares – No shares of Arowana Media Holdings, Inc. were issued or transferred to GREH, Green Rain Solar, Inc., or any GREH affiliate in connection with the rescinded transaction.

5. Financial and Legal Effects – The rescission has no material adverse effect on GREH’s financial position or operations and will be disclosed as a non-recognized subsequent event under ASC 855, Subsequent Events, in GREH’s financial statements for the year ended December 31, 2025.

Please confirm acknowledgment of this rescission by signing below.

Sincerely,

Green Rain Energy Holdings, Inc.

By: _______________________________
Alfredo Papadakis
President and Director